Exhibit 10.1

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FOURTH AMENDMENT TO AGREEMENT

This Fourth Amendment to the Agreement (hereinafter referred to as this “Amendment”) is made and effective as of the 1st day of July, 2013 (hereinafter referred to as the “Amendment Effective Date”) by and between MITSUBISHI TANABE PHARMA CORPORATION, a corporation with its principal office at 6-18, Kitahama 2-chome, Chuo-ku, Osaka, 541-8505, Japan (hereinafter referred to as “MTPC”), and VIVUS, INC., a corporation with its principal office at 351 E Evelyn Avenue, Mountain View, California, 94041, United States of America (hereinafter referred to as “VIVUS”).

Capitalized terms used herein shall have the same meanings as defined in the AGREEMENT (as hereinafter defined), unless otherwise defined in this Amendment.

WHEREAS, VIVUS and MTPC entered into certain AGREEMENT dated as of the 28th day of December, 2000, as amended to date (hereinafter referred to as the “AGREEMENT”), under which MTPC has granted to VIVUS the exclusive right to develop and to market pharmaceutical products that contain a selective PDE5 INHIBITOR compound referred to by MTPC as “TA-1790”; and

WHEREAS, the Parties desire to amend and supplement certain terms and conditions as set forth in the AGREEMENT to facilitate the commercial launch of the PRODUCT in the United States, European Union and other emerging markets within the TERRITORY;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties agree as follows:

1.     Subsections (a) and (b) of Section 1.24 of the AGREEMENT shall be deleted in its entirety and replaced by the following;

“(a) with respect to a PRODUCT, the amount invoiced by VIVUS, its AFFILIATES and their SUBLICENSEES (each, “SELLER”) for sales of a PRODUCT to a CUSTOMER (as defined below), less estimates which will be adjusted to actual on a periodic basis of:

1.              Sales returns (to the extent that customary practice is to allow CUSTOMER to return SELLER a PRODUCT expired or will expire unsold, or in the event of a PRODUCT recall, rejections or damaged PRODUCT);

2.              Discounts (including, prompt pay cash discounts, patient cash discounts, price reductions and incentive programs, rebates, trade and quantity discounts, purchase volume discounts, patient co-pay assistance, price reduction

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programs, retroactive price adjustments, sales coupons, etc.) to managed care organizations, or to federal, state and local governments, or to CUSTOMER;

3.              Wholesaler fees, inventory management agreement fees and specialty pharmacy fees, which are commercially reasonable and customary fees paid by SELLER to CUSTOMER;

4.              Chargebacks incurred or paid by SELLER to government entities (SELLER’s programs with government entities whereby pricing on a PRODUCT by SELLER to the participating entities is extended below wholesaler list price);

5.              Managed health care rebates and other contract discounts (including rebates, administrative fees, reimbursements and discounts to managed health care and pharmacy benefit organizations which manage prescription drug programs and prescription drug plans covering the Medicare Part D drug benefit or similar government programs in addition to their commercial plans, as well as other contract counterparties such as hospitals and group purchasing organizations);

6.              Medicaid or similar government rebates (local, state and federal government-managed Medicaid or similar programs as well as certain other qualifying Federal, state and local government programs (or their respective agencies, purchasers and reimbursers) whereby discounts and rebates are provided by SELLER to participating federal, state and local government entities);

7.              Taxes, duties and other governmental charges levied on, absorbed or otherwise imposed on sale of a PRODUCT, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when separately included on a billing by SELLER to CUSTOMER, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of SELLER;

8.              Freight, postage, shipping and insurance charges actually allowed or paid for delivery of PRODUCT, to the extent billed as a separate line item by SELLER to CUSTOMER; and

9.              Customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a PRODUCT, to the extent billed as a separate line item by SELLER to CUSTOMER.

(b) It is understood and agreed that (x) sales or transfers of PRODUCTS between VIVUS, its AFFILIATES and their SUBLICENSEES shall not constitute “NET SALES” unless such party is an end-user of such PRODUCTS and (y) “CUSTOMER” shall mean a THIRD PARTY that is invoiced by SELLER in a commercial arms length transaction for the sale of PRODUCT in the TERRITORY.”

2.     VIVUS shall send MTPC the reports set forth in Section 12.1 of the AGREEMENT,

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along with the amount of deduction on item-by-item basis as set forth in Section 1.24 of the AGREEMENT.

3.              This Amendment may be executed in one (1) or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. This Amendment may be executed by facsimile signature, which shall be effective. Upon the execution of this Amendment by MTPC and VIVUS, this Amendment shall be binding upon the Parties to the AGREEMENT.

4.              Except as set forth in this Amendment, the remainder of the AGREEMENT shall remain in full force and effect and shall be binding on all parties thereto; provided, however, that to the extent a provision in this Amendment conflicts with a provision in the AGREEMENT, then the provision in this Amendment shall control.

5.              This Amendment is entered into in the English language. In the event of any dispute concerning the construction or meaning of this Amendment, reference shall be made only to this Amendment as written in English and not to any translation into any other language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the Amendment Effective Date.

MITSUBISHI TANABE PHARMA CORPORATION		VIVUS, INC.

/s/ Michihiro Tsuchiya		/s/ Peter Y. Tam
By:	Michihiro Tsuchiya	By:	Peter Y. Tam
Title:	President and Chief Executive Officer Representative Director	Title:	President
Date:	7/23/2013	Date:	7/17/2013